EXHIBIT 10.10

171 Oyster Point Boulevard, Suite 500 South San Francisco, CA 94080

November 26, 2019

Tomohiro Higa

Dear Hiro:

I am pleased to offer you a position with Tenaya Therapeutics, Inc. (the "Company"), as its Vice President, Finance reporting to Faraz Ali, M.B.A., Chief Executive Officer. If you accept our offer, your first day of employment will be as soon as practicable, but no later than January 13, 2020 (the day you actually commence employment hereunder, the "Employment Commencement Date").

1.
Position. As Vice President, Finance, you will have such duties and responsibilities commensurate with those customarily associated with that position, including such duties and responsibilities as reasonably assigned by the Chief Executive Officer. You will be responsible for oversight of the Company's Financial Planning and Analysis, as well as the Accounting function. Unless otherwise previously disclosed to the Company in writing or subsequently approved by the Company, you will devote substantially all of your time, attention and skill to such duties, except during any paid vacation and other excused absence periods, and will use your best efforts to promote the success of the business of the Company.
2.
Base Salary. The Company will pay you a starting salary at the rate of $265,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company' s employee compensation policies in effect from time to time.
3.
Bonus. Under the terms of the Annual Bonus Program, your target bonus payout will be 25% of your base salary. To be eligible for the Annual Bonus Program in 2020, you must be an active employee prior to Oct. 1, 2020 and the 2020 payout will be prorated for the length of service in 2020. The amount of this bonus will be determined in the sole discretion of the board of directors (the “Board”) and may be based, in part, on the performance of the Company during the calendar year along with management’s assessment of your contribution to Company goal achievement. The bonus is not earned until paid and no pro-rated amount will be paid, if your employment terminates for any reason prior to the payment date.
4.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in all Company-sponsored benefits currently and hereafter maintained by the Company for the benefit of the Company's senior executives, subject to the satisfaction of any eligibility requirements. You should note that the Company may modify salaries and benefits from time-to- time as it deems necessary.
5.
Stock Options. At the first meeting of the Company' s Board of Directors following the Employment Commencement Date, and subject to your continued employment through such date, you will be granted an option to purchase 135,000 shares of the Company' s common stock (the "Option") with a per share exercise price equal to the fair market value of a share of Company common stock on the

171 Oyster Point Boulevard, Suite 500 South San Francisco, CA 94080

date of grant as determined pursuant to the terms of Tenaya Therapeutics, Inc. 2016 Equity Incentive Plan (the "2016 Equity Plan"). The Option will be scheduled to vest over four (4) years at a rate of one fourth (114th of the total number of shares subject to the Option becoming vested on the one (1)- year anniversary of the vesting commencement date and one forty-eighth (48th of the total number of shares subject to the Option becoming vested each month thereafter for the next thirty six (36) months subject to your continued employment or service with the Company on each scheduled vesting date. The Option will be subject to the terms and conditions of the 2016 Equity Plan and a stock option agreement by and between you and the Company (the "Option Agreement" and together with the 2016 Equity Plan, the "Equity Documents"), both of which documents are incorporated herein by reference.

6.
Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company' s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, a copy of which is attached hereto as Appendix B.
7.
Conflicting Interests. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
8.
Proof of Eligibility to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
9.
Background Check. The Company reserves the right to conduct background investigations, employment verifications, reference checks and/or additional checks appropriate to your role. Your offer and employment, therefore, are contingent upon satisfactory results and/or clearance of such items, if any. Any intentional misrepresentation or omission concerning your employment history may result in actions up to and including revocation of this offer or termination of your employment at the Company.
10.
Miscellaneous. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. We request that, in the event of resignation, you give the Company at least one month's notice.

171 Oyster Point Boulevard, Suite 500 South San Francisco, CA 94080

11.
To accept the Company's offer, please sign and date this letter in the space provided below. This letter (including Appendix B), along with any agreements relating to proprietary rights between you and the Company, the Promissory Note(s), and the Equity Documents, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, it’s at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Monday, December 2, 2019.

Tenaya is an ambitious undertaking. We are assembling a team of uniquely qualified individuals with the requisite knowledge, skills, drive, and adherence to our values. We look forward to your acceptance of this offer, and we look forward to your contributions towards our mission: To discover, develop, and deliver therapies that target the underlying causes of heart failure and that have the potential to transform the lives of individuals and families fighting heart disease.

Sincerely,

Faraz Ali, M.B.A.

Chief Executive Officer

Agreed to and accepted:

______________Signature: Printed Name: Tomohiro Higa, M.B.A.

11/26/2019

Date:

Enclosures:

Appendix B: At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement